Exhibit 10.2

M E M O R A N D U M

TO:	LTIP Participant

FROM:	Compensation Committee

DATE:	March ___, 2016

RE:	Long Term Incentive Plan

You have been selected to participate in the LKQ Corporation Long Term Incentive Plan (“LTIP”) for the 2016 to 2018 Performance Period. The potential payout under your award is subject to all of the terms and conditions set forth in this memorandum and in the LTIP (a copy of which is attached to this memorandum). In the event of any inconsistency between the terms and conditions of the LTIP and this memorandum, the terms and conditions of the LTIP shall control.

Performance Period:	January 1, 2016 to December 31, 2018

Award Components:	See the attached Award Component Matrix

Each of diluted earnings per share, revenue and return on equity shall be increased to the extent that it was reduced in accordance with GAAP by objectively determinable amounts (in a manner consistent with Section 162(m) of the Internal Revenue Code), in each case due to:

1.    A change in accounting policy or GAAP;
2.    Dispositions of assets or businesses;
3.    Asset impairments;
4.    Amounts incurred in connection with any financing;
5.    Losses on interest rate swaps resulting from mark to
market adjustments or discontinuing hedges;
6.    Board approved restructuring, acquisition or similar charges including but not limited to charges in conjunction with
or in anticipation of an acquisition;
7.    Losses related to environmental, legal, product liability
or other contingencies;
8.    Changes in tax laws;
9.    A Board approved divestiture of a material business (i.e.
the performance goals will be adjusted to account for the
divestiture, including, if appropriate, the pro-rata effect
of targeted improvements);
10.    Changes in contingent consideration liabilities;
11.    Losses from discontinued operations;
12.    Amortization expense related to acquired intangible assets; and
13.    Other extraordinary, unusual or infrequently occurring
items as specifically disclosed in the Company's
financial statements or filings under the Securities
Exchange Act of 1934.

In addition, the Compensation Committee shall adjust the Award Components or other features of the award (a) that relate to the value or number of the shares of common stock of the Company to reflect any stock dividend, stock split, recapitalization, combination or exchange of shares, or other similar changes in such stock, and (b) to account for changes in the value of foreign currencies of countries in which we operate versus the U.S. dollar (using the 2015 average respective exchange rates of CAD .7836, EUR 1.1104 and GBP 1.5289).

Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may reduce the actual award payable to you below that which otherwise would be payable pursuant to the Award Component or may eliminate the actual award.